As filed with the Securities and Exchange Commission - February 13, 1998

                                                           Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------


                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                  ------------

                               C-PHONE CORPORATION
             (Exact name of registrant as specified in its charter)

         NEW YORK                                             06-1170506
(State or other jurisdiction of                           (I.R.S. Employer
incorporation or organization)                            Identification No.)

                             6714 NETHERLANDS DRIVE
                        WILMINGTON, NORTH CAROLINA 28405
                                 (910) 395-6100
                   (Address, including zip code, and telephone
                         number, including area code, of
                    registrant's principal executive offices)

                                  ------------

                                 DANIEL P. FLOHR
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               C-PHONE CORPORATION
                             6714 NETHERLANDS DRIVE
                        WILMINGTON, NORTH CAROLINA 28405
                                 (910) 395-6100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  ------------

           Copies of all communications, including all communications sent to the agent for service, should be sent to:
                              ARTHUR A. KATZ, ESQ.
                             WARSHAW BURSTEIN COHEN
                             SCHLESINGER & KUH, LLP
                                555 FIFTH AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 984-7700

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

====================================================================================================================================
                                                   CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------

    Title of Each Class of      Amount of Shares to be   Proposed Maximum Offering   Proposed Maximum Aggregate        Amount of
 Securities to be Registered          Registered              Price Per Share              Offering Price           Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par
   value per share(1)              1,605,000 Shares              $4.59375(3)                 $7,372,969(3)              $2,175
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par
   value per share(2)               635,000 Shares               $4.59375(3)                 $2,917,031(3)              $  861
------------------------------------------------------------------------------------------------------------------------------------
     TOTAL...........................................................................................................   $3,036
====================================================================================================================================


(1)  Consists of shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock issued to investors in the
     Company's December 1997 private placement (the "December Placement").

(2)  Consists of shares of Common Stock issuable upon exercise of warrants issued to investors in, and to an affiliate of the finder in, the December Placement.

(3)  Pursuant to Rule 457(c), the proposed maximum offering price per share and proposed maximum aggregate offering price have been calculated on the basis of the average of the high and low sale prices of the Common Stock as reported on The Nasdaq National
     Market on February 10, 1998.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL
THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME
EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE
ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

PROSPECTUS

PROSPECTUS INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                    SUBJECT TO COMPLETION, FEBRUARY 13, 1998

                                2,240,000 SHARES

                               C-PHONE CORPORATION

                                  COMMON STOCK

         This Prospectus relates to 2,240,000 shares (the "Shares") of Common Stock, par value $0.01 per share (the "Common Stock"), of C-Phone Corporation (the "Company"), consisting of (i) 1,605,000 shares of Common Stock reserved for issuance upon conversion of shares (the "Preferred Shares") of Series A Convertible Preferred Stock issued to investors in the Company's December 1997 private placement (the "December Placement"), (ii) an aggregate of 450,000 shares of Common Stock, of which 315,000 shares of Common Stock are reserved for issuance upon the exercise of warrants expiring December 19, 1998 (the "One-Year Warrants") and 135,000 shares of Common Stock are reserved for issuance upon exercise of warrants expiring December 19, 2000 (the "Three-Year Warrants" and, with the One-Year Warrants, collectively, the "Warrants"), in each case, issued to the investors in the December Placement, and (iii) 185,000 shares of Common Stock reserved for issuance upon the exercise of One-Year Warrants issued to an affiliate of the finder in the December Placement.

         The Shares may be offered from time to time by the selling shareholders listed herein under "Selling Shareholders" (collectively, the "Selling Shareholders") after the date of this Prospectus. See "Selling Shareholders". The Company will not receive any proceeds from the sale of the Shares. Although the Company will receive certain proceeds upon exercise of the Warrants, there can be no assurance that any of the Warrants will be exercised. See "Use of Proceeds." The Company will pay all expenses in connection with the registration and sale of the Shares, except that each Selling Shareholder will pay any commissions, discounts or other fees payable to brokers and dealers in connection with any such sale by such Selling Shareholder. The Company estimates that its expenses of this offering will be approximately $40,000.

         The Selling Shareholders have not advised the Company of any specific plans for the distribution of the Shares other than as described herein, but it is anticipated that the Shares will be sold from time to time primarily in transactions (which may include block transactions) on the Nasdaq National Market at the market price prevailing at the time of sale, although sales also may be made in negotiated transactions or otherwise. There can be no assurances that any of the Shares will be sold. See "Plan of Distribution."

         The Selling Shareholders may be deemed to be "Underwriters" as defined in the Securities Act of 1933 (the "Securities Act"). If any broker-dealers are used to effect sales, any commissions paid to such broker-dealers and, if broker-dealers purchase any of the Shares as principals, any profits received by such broker-dealers on the resale of such Shares, may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the Selling Shareholders may be deemed to be underwriting commissions.

         The Common Stock currently is traded on the Nasdaq National Market under the symbol "CFON." On February 11, 1998, the last sale price of the Common Stock, as reported by The Nasdaq National Market, was $4 7/8 per share.

         SEE "RISK FACTORS", WHICH BEGINS ON PAGE 4 OF THIS PROSPECTUS,
  FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is _________, 1998

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission may be inspected and copied at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at the regional offices of the Commission located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained from the Public Reference Section of the Commission at prescribed rates by writing to the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, copies of such materials also may be inspected and copied at the library of The Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006. The Commission maintains an internet web site at http://www.sec.gov which contains certain reports, proxy and information statements and other information regarding registrants (including the Company) that file electronically with the Commission.

         This Prospectus constitutes a part of a Registration Statement (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission.
Each such statement is qualified in its entirety by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, which are on file with the Commission (File No. 0-24424), are incorporated into this Prospectus by reference and are made a part hereof:

         (a) The Company's Annual Report on Form 10-KSB for its fiscal year ended February 28, 1997;

         (b) The Company's Proxy Statement, dated June 26, 1997, with respect to its 1997 annual meeting of shareholders;

         (c) The Company's Quarterly Reports on Form 10-QSB for the fiscal quarters ended May 31, 1997, August 31, 1997 and November 30, 1997; and

         (d) The description of the Common Stock contained in Item 1 of the Company's Registration Statement on Form 8-A, dated June 22, 1994.

         All documents subsequently filed by the Company with the Commission after the date of this Prospectus pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, and prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference into the Registration Statement and to be part hereof from the date of filing such documents; PROVIDED, HOWEVER, that the documents enumerated above or subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by the Registration Statement is in effect and prior to the filing with the Commission of the Company's Annual Report on Form 10-KSB covering such year, shall not be deemed to be incorporated by reference in the Registration Statement or be a part hereof from and after the filing of such Annual Report on Form 10-KSB.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement contained in this Prospectus shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document, which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement.

         The Company will provide without charge to each person who receives this Prospectus, upon written or oral request of such person, a copy of any of the information that is incorporated by reference herein (not including exhibits to the information that is incorporated by reference, unless the exhibits themselves are specifically incorporated by reference). Such information is available upon request from the Company, 6714 Netherlands Drive, Wilmington, North Carolina 28405, attention: Paul Albritton, Chief Financial Officer, telephone (910) 395-6100.

                                   THE COMPANY

         The Company has been, and is, primarily engaged in the engineering, manufacturing and marketing of a line of PC-based and TV-based video conferencing systems. The Company's PC-based video conferencing systems, which operate over digital networks, are marketed under the name C-Phone(R). From time to time, the Company also has engaged in contractual software development related to its PC-based video conferencing systems. The Company's stand alone TV-based video conferencing system or "video phone", which operates over regular analog telephone lines using a standard television set, is marketed under the name C-Phone Home(TM). In addition, the Company recently has publicly demonstrated a prototype of its C-Phone DS 324 TV-based video phone, which will operate over both analog and ISDN digital telephone lines, and is currently anticipated to be first available for shipment in March 1998.

         The Company was incorporated in New York in 1986 under the name "Target Tuning, Inc.", as a manufacturer of promotional radios. In 1990, the Company developed data/fax modems under the name "TWINCOM" and changed its name to Target Technologies, Inc. In early 1993, because of continued price pressures, shrinking margins and for competitive reasons, the Company shifted its primary focus from modems to the development of video conferencing products; and, during the fiscal year ended February 28, 1995, the Company phased out its modem product line as it was no longer profitable. In August 1994, the Company completed its initial public offering (the "1994 Public Offering") pursuant to which it received net proceeds of approximately $12,288,000. In March 1997, the Company completed a private placement (the "March Placement") pursuant to which it received net proceeds of approximately $4,370,000. In December 1997, the Company completed a second private placement (the "December Placement") pursuant to which it received net proceeds of approximately $4,130,000.

         Since 1993, the Company has invested significant resources in product development, engineering and marketing activities for its video conferencing systems and related products. As a result of these activities and the low volume of sales to date, the Company has incurred significant losses during the three fiscal years ended February 28, 1997 and the three and nine months ended
November 30, 1997. The Company anticipates that it will continue to make significant expenditures for product development and marketing in the foreseeable future.

         In August 1996, in order to more closely identify the Company with its C-Phone product line and to attempt to eliminate confusion among investors, the Company changed its name to "C-Phone Corporation." The Company's principal executive offices are located at 6714 Netherlands Drive, Wilmington, North Carolina 28405 and its telephone number is (910) 395-6100.

                                  RISK FACTORS

         IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY BY POTENTIAL PURCHASERS IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING ANY SHARES OF COMMON STOCK OFFERED HEREBY. THIS PROSPECTUS CONTAINS, IN ADDITION TO HISTORICAL INFORMATION, CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE SIGNIFICANT RISKS AND UNCERTAINTIES. SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON MANAGEMENT'S BELIEF AS WELL AS ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO, MANAGEMENT PURSUANT TO THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE EXPRESSED IN OR IMPLIED BY THE FORWARD LOOKING STATEMENTS CONTAINED HEREIN. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED BELOW, AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE. THE COMPANY UNDERTAKES NO OBLIGATION TO RELEASE PUBLICLY THE RESULT OF ANY REVISIONS TO THESE FORWARD LOOKING STATEMENTS THAT MAY BE MADE TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE OF THIS PROSPECTUS OR TO REFLECT THE OCCURRENCE OF OTHER UNANTICIPATED EVENTS.

           RISKS RELATING TO NEEDS FOR ADDITIONAL FINANCIAL RESOURCES

         GENERAL. The Company, although in existence since 1986, has been, and continues to be, engaged in the development, marketing and manufacturing of products which require substantial financial resources. The Company currently does not have adequate financial resources to carry out all of its anticipated development, marketing and manufacturing plans. If the Company is unable to obtain, on acceptable terms, the financial resources it requires, when and as needed, the Company would be materially adversely affected.

         NEED FOR ADDITIONAL CAPITAL. The Company believes that its current working capital, which includes the net proceeds (aggregating approximately $4,130,000) from the December Placement, together with anticipated funds from operations, will be sufficient to meet the Company's projected operating needs and capital expenditures, including the continued commercialization of the Company's TV-based video phones but not including funds needed to support any increase in sales, through the end of Fiscal 1999. Even when projecting the need to fund additional receivables and inventory build-up from a moderate increase in sales, the Company believes that its current working capital will be sufficient through at least the third quarter of calendar 1998. However, if the Company's TV-based video phones gain market acceptance, of which there can be no assurance, the very substantial investment which would then be required by the Company for manufacturing, inventory build-up and marketing expenditures and carrying of accounts receivable related to the commercialization of such product, would require the Company to obtain additional working capital. The Company anticipates that such additional funds should be available through one or more possible sources, including through (i) a private placement of (a) its debt securities, including debt securities convertible into Common Stock, and/or
(b) its Common Stock or preferred stock, (ii) the exercise of the Company's outstanding common stock purchase warrants, if the market price of the Common Stock were to exceed the exercise price of such warrants, of which there can be no assurance, and/or (iii) a public offering of Common Stock. Unless adequate net cash proceeds from sales of the Company's current products is attained, the timing or receipt of which cannot be predicted, the Company may require additional cash resources for the development of alternative products. There can be no assurance that additional funds needed by the Company will be available when needed or, if available, that the terms of such fundings will be favorable or acceptable to the Company.

              RISKS RELATING TO THE COMPANY'S TV-BASED VIDEO PHONES

         UNPROVEN MARKET ACCEPTANCE. The Company believes that a commercial consumer market for the Company's TV-based video phones exists, although the Company has no reliable data to assure that there will be significant market acceptance of TV-based video phones in general, or of the Company's products in particular, and there can be no assurance that the Company's TV-based video phones will gain sufficient market acceptance to generate significant commercial sales. Previous efforts to sell video phones by larger, better known, companies than the Company have been unsuccessful due, in part, to the inability of such systems to deliver video data at the rate of greater than between one-half to ten frames per second ("fps") and to the inability of such systems to emulate a normal telephone call, primarily as the result of lower audio quality associated with the analog phone line's limited bandwidth which must be shared with video data. Currently, the Company's TV-based video phone, when operating over an analog telephone line, is capable of delivering video data at rates of up to 16 fps under the most ideal circumstances. Many factors, taken either singularly or together, will lower the frame rate. These include non-optimal conditions on the phone line to the user's premises, the presence of noise on the phone line and substantial movement in the video being transmitted, especially when transmitting in a high resolution mode. In the instance when any or all of these factors are present, frame rate may be reduced to as low as one fps. The Company believes that most users of the Company's TV-based video phone will prefer full screen, highest resolution mode, when frame rates are typically four to eight fps. At these lower frame rates, there is not enough motion in the lips of the users for video and audio synchronization to be necessary, and the Company's TV-based video phone transmits the audio with as little processing delay as possible in an attempt to make the users feel as if they are participating in a regular phone call. In other conditions, where over ten to twelve fps are transmitted, lip synchronization may be more desirable and may result in as much as a one-half second delay in the audio transmission. Such a delay may not be deemed acceptable by consumers and, as a result, there can be no assurance that the Company will be able to achieve a satisfactory level of consumer acceptance of the Company's TV-based video phone within a reasonable period of time, if at all. The Company has recently announced the development of its C-Phone DS 324 TV-based video phone, which is capable of delivering video data at rates of up to 30 fps when used with an ISDN digital telephone line. While many of the same factors mentioned above also impact the audio and video of the Company's video phone when used with an ISDN digital telephone line, the increased bandwidth afforded by a digital telephone line significantly increases the quality of the audio and video as compared to operation over an analog telephone line. However, due to (i) the anticipated higher price of the Company's DS 324 video phone, and
(ii) the installation cost and higher monthly service fee of an ISDN telephone line as compared to an analog telephone line, there can be no assurance that the Company's DS 324 video phone will receive market acceptance.

         RISKS RELATED TO THE COMPANY'S RELATIONSHIP WITH SPRINT. As part of the Company's plan to develop market awareness and acceptance for its TV-based video phone, the Company has entered into an agreement (the "Sprint Agreement") with an affiliate of Sprint Corporation ("Sprint") to supply Sprint with its TV-based video phone co-branded with the C-Phone and Sprint names. However, Sprint is not obligated to purchase any minimum number of units and, through January 30, 1998, had purchased for resale only a limited number of units to test market the product in five stores.

         Pursuant to the Sprint Agreement, Sprint is entitled to return to the Company any unsold units (excluding those units that it has already purchased for its test marketing) that are held in its inventory for more than four months, provided that no more than one-third of the total number of units purchased by Sprint during the term of the Sprint Agreement may be returned, and to receive, at its option, either a cash refund or a credit against future purchase, in an amount equal to 80% of the original invoice price for such units. At such time as Sprint has begun to purchase a significant amount of products from the Company, of which there can be no assurance, the exercise by Sprint of its right to return for cash of a significant number of units could have a material adverse effect on the Company's operations and available cash resources.

         In addition, pursuant to the Sprint Agreement, in order to permit Sprint to continue to sell the co-branded TV-based video phone, in the event that, among other things, the Company is (a) unwilling or unable to provide upgrades or modifications to the software for the unit, or (b) the Company liquidates or becomes insolvent or the subject of a bankruptcy petition, the Company has agreed, if requested by Sprint, to place in escrow the source codes (the "Source Codes") for the software related to the unit. Upon the occurrence of such events, the Source Codes would be released to Sprint on a nonexclusive, non-transferable basis (and subject to establishment of a reasonable royalty payment) for so long as any such events are continuing. The Company believes that any such release of the Source Codes, which include non-public, proprietary information, could have a material adverse effect on the Company.

         LIMITED MARKETING EXPERIENCE. The Company has limited sales, marketing and distribution experience relating to retail consumer goods. The commercialization of the Company's TV-based video phones require certain sales, marketing and distribution capabilities, some of which the Company does not currently possess, and there can be no assurance that the Company will be able to establish and retain a sales and marketing capability which would be successful in gaining market acceptance for the Company's TV-based video phones. The Company has retained the services of a consultant to assist in the marketing of the Company's TV-based video phone to larger consumer electronic retailers, has a national network of independent manufacturer's representative organizations to act as the Company's national field sales force for the Company's TV-based video phone, and has a full-time National Sales Director to manage such representatives; however, it is too early to foresee whether the efforts of such persons will be successful. The Company is devoting a material portion of its available resources for the commercialization of the Company's TV-based video phone, and failure of the Company to establish the necessary sales, marketing and distribution network for this product will have a material adverse effect on the Company's financial condition.

         RISKS OF USING CERTAIN ANTICIPATED CHANNELS OF DISTRIBUTION. In addition to the sale of its video phones through telecommunications companies (see "Risks Related to the Company's Relationship with Sprint"), through international distributors and special projects (such as the Company's previously announced contract with the U.S. Postal Service), the Company's marketing strategy includes sales to consumer electronic retailers, including catalog companies. The Company has had only limited prior experience in marketing and selling its products to consumer electronic retailers, some of whom have special problems, such as inadequate working capital, which may affect their ability to timely pay for their purchases from the Company and may require the Company to grant extended credit terms. See "Dependence on Few Resellers and Customers." Such retailers typically require that their vendors pay advertising expense prior to consumer resale and payment to the vendor. Furthermore, and irrespective of the contracted payment terms negotiated with such retailers, such retailers generally do not pay for their merchandise unless and until such merchandise "sells through" to the consumer, thereby creating higher payment risks.

         POSSIBLE INABILITY TO SUCCESSFULLY COMPETE. To date, video conferencing over analog telephone lines has received very limited market acceptance and TV-based video phones using ISDN telephone lines has been confined to more expensive products designed to support limited business applications. See "Unproven Market Acceptance." As a result of recent technological advances and the adoption of the H.324 standards for video telephony over analog telephone lines, consumer video phones are being developed by a number of companies, some of which are more established, benefit from greater market recognition and have significantly greater financial, technological, manufacturing and marketing resources than the Company. The Company expects that the Company's TV-based video phone may face substantial competition from many well-known established suppliers of consumer electronic products, which may include Compression Labs, Inc., Lucent Technologies, PictureTel Corporation, Philips Electronics N.V. and Sony Corp; and if any of such companies, among others, determine to market a competitive product, the Company could have difficulty obtaining necessary retail display space for its products. Many of these potential competitors sell television and telephone products into which they may integrate video phone systems, thereby eliminating the need to purchase a separate video phone system. Additionally, the recent introduction by Intel Corp. of chips with telephony applications has enabled computer manufacturers to incorporate video conferencing features into their equipment, which features may include video phone capabilities. 8x8, Inc., a manufacturer of integrated video compression semiconductors and associated software, from whom the Company previously had purchased integrated circuits for the Company's products, sells TV-based video phones which directly compete with the Company's TV-based video phones. Additionally, 8x8, Inc. has licensed its video phone technology to U.S. Robotics Access Corporation and Kyushu Matsushita Electric Co., Ltd., and the Company anticipates that such companies also may produce competing products. As a result, there can be no assurance that the Company will be able to compete successfully in the video phone market.

         DEPENDENCE ON EXISTING MANAGEMENT AND TECHNICAL PERSONNEL; NEED FOR ADDITIONAL PERSONNEL TO COMMERCIALIZE THE COMPANY'S TV-BASED VIDEO PHONE. The continued development of the Company's business and operations is dependent upon the efforts and talents of three of its executive officers, Daniel Flohr, Tina Jacobs and Stuart Ross, and the services of certain key technical personnel. The loss of the services of any of these persons, as well as the inability of the Company to attract and then retain additional qualified personnel in connection with the commercialization of the Company's TV-based video phone, would have a material adverse effect on the Company.

      RISKS RELATING TO THE COMPANY'S PC-BASED VIDEO CONFERENCING PRODUCTS

         LIMITED MARKET ACCEPTANCE. The Company developed its initial C-Phone video conferencing product in 1993, and has developed a number of enhancements since such time. However, the market for PC-based video conferencing has not matured as rapidly as expected. In order to expedite the commercial introduction of its video conferencing products, the Company's initial sales and marketing strategy was to attempt to form alliances with strategic partners, primarily nationally recognized system integrators, resellers, telecommunication service companies and original equipment manufacturers, to assist the Company in identifying, developing and exploiting specific high-volume market applications which would incorporate the Company's video conferencing products into larger information management and communication systems. Although the Company has entered into several such alliances, none of such alliances have yet resulted in significant commercial sales and there can be no assurance that significant commercial sales will result from the Company's relationship with any of its strategic partners. During 1996, the Company reoriented the emphasis of its sales and marketing strategy and focused on sales to regional resellers, including systems integrators, telephone system dealers and audio/visual specialists, and selected large potential customers with needs for customized video conferencing capabilities. As the Company's TV-based products may compete against its PC-based products, the Company has recently determined that it will further limit the current focus of the marketing of its PC-based products to its existing customer base and to new customers in connection with specialized applications. During Fiscal 1997 and the nine months ended November 30, 1997 ("Nine Months 98"), U.S. resellers accounted for approximately 64.9% and 84.1%, respectively, of the Company's net sales of PC-based products, which were resold primarily to the U.S. Department of Defense and other Federal, state and local governments or governmental agencies, hospitals and educational facilities, as well as to corporate users. During Fiscal 1997 and Nine Months 98, approximately 18.9% and 1.0%, respectively, of the Company's net sales of PC-based products were sold directly by the Company. The Company's revenues from PC-based products since commercial introduction in 1994, through November 30, 1997, have aggregated approximately $4,877,000.

         INTENSE COMPETITION FOR DEVELOPING MARKET. Video conferencing products have received only limited market acceptance and penetration. A number of the companies which now compete with the Company, or which are expected to offer products that may compete with the Company's PC-based products, are more established, benefit from greater market recognition with national marketing programs, and have significantly greater financial, technological, manufacturing and marketing resources than the Company. The Company's competitors for its PC-based products include video conferencing companies and major telecommunications and electronic companies such as British Telecom, BT Visual Images L.L.C., Compression Labs, Inc., Corel Corp., Creative Labs Inc., Intel Corp., PictureTel Corporation and VTEL Corporation. In addition, numerous other companies have announced PC-based video conferencing systems and this number is expected to increase rapidly. Further, the latest version of the computer chips being marketed by Intel Corp., a major computer chip manufacturer, are being shipped with telephony applications, making video conferencing a standard part of the PC computing environment. Several computer manufacturers, such as Compaq Computer Corp and Packard Bell, have incorporated video conferencing features into their equipment. Several telephone companies have entered into strategic alliances with one or more manufacturers of video conferencing equipment to increase the usage of their digital telephone lines which, in turn, if they are successful, will increase their competitive image in the marketplace for video conferencing products. Furthermore, as expected advances in data compression are achieved and higher speed local area networks become available, new video conferencing products utilizing these advances are expected to compete with the Company's products. As a result of the Company's limited marketing resources, the Company has been utilizing regional resellers, supported by the Company's internal marketing staff, as the Company's marketing arm. Such regional resellers have not had the broad marketing contacts, national sales support and resources and internal backup support to enable the Company to penetrate the base of larger potential broad-based multiple-location users of video
conferencing  who  have  not  yet  integrated  video   conferencing  into  their
organizations. In addition, the Company's TV-based video phones, as well as similar products from others, may compete with the Company's PC-based products. The Company is continuing to try to define its niche in the video conferencing marketplace for its PC-based products, and while its TV-based products may afford the Company new opportunities in this area, there can be no assurance that the Company will be able to compete successfully in the PC-based video conferencing market.

                     RISKS RELATING TO THE COMPANY GENERALLY

         CUSTOMER SERVICE AND SUPPORT. The Company's success will depend, in part, upon its ability to provide its customers, either directly or through others, technical support and customer service for its products. The Company presently provides support services directly for its U.S. customers, but relies on its foreign strategic partners to supply support services outside of the United States. If the Company's business expands, of which there can be no certainty, there can be no assurance that the Company can continue to directly provide such services to its U.S. customers, in which event it would be required to negotiate third-party support services on acceptable terms, of which there can be no assurance. Failure to provide such support services would have a material adverse effect on the Company.

         LIMITED MANUFACTURING EXPERIENCE. While the Company has been manufacturing certain video conferencing components since 1994, sales volume to date has kept production at relatively low and inefficient levels. In order to be profitable, the Company must be able to manufacture its products at acceptable costs and there can be no assurance that the Company will be able to make the transition to higher production volume successfully or within acceptable profit margins. As the Company only has limited experience in manufacturing commercial quantities of its products, and anticipates heavy reliance on third party contract manufacturers if demand for its products increase, there can be no assurance that unforeseen technical or other difficulties will not arise which could interfere with the development or manufacture of its products, or prevent, or create delays in, marketing of its products. See "Risks Relating to Needs for Additional Financial Resources."

         DEPENDENCE ON FEW CUSTOMERS. A significant portion of the Company's past revenues have been dependent on sales to a limited number of customers. During Fiscal 1997, net revenues from Mirage Resorts, Inc. and C-Phone Europe NV/SA (the Company's former European distributor) constituted 14.3% and 10.3%, respectively, of the Company's net revenues. During Nine Months 98, net revenues from Management Systems, Inc. and Edge Systems, Inc. constituted 9.9% and 9.9%, respectively, of the Company's net revenues from its PC-based products and the Company's ten largest customers accounted for approximately 65% of net revenues from PC-based products. During Nine Months 98, net revenues from Nobody Beats the Wiz (the "Wiz"), Sprint and Topix International Gallery constituted 22.54%,
19.5 % and 13.8%, respectively, of the Company's net revenues from its TV-based products and the Company's ten largest customers accounted for approximately 76% of the Company's net revenues from TV-based products. Although the Company requires its non-North American distributors to purchase a minimum annual amount of products to maintain their exclusive distributorships, the Company does not have written agreements with any of its customers which require the purchase of any minimum quantities of products and, therefore, such customers could reduce or curtail their purchases at any time. As a result, a substantial reduction in orders from existing customers (which has occurred from time to time) would have a material adverse effect on the Company unless the Company is able to attract orders from new customers, of which there can be no assurance. On December 16, 1997, the Wiz filed for protection under the United States bankruptcy laws and there can be no assurance as to the amount, if any, that the Company will receive as payment on its outstanding accounts receivable from the Wiz (which constitutes all sales to the Wiz during Nine Months 98), and the Company has established an allowance for doubtful accounts equal to substantially all of its Wiz receivables.

         DEPENDENCE ON FOREIGN SALES. During Fiscal 1997, the Company's non-U.S. net sales, all of which were from PC-based products, aggregated approximately 15.0% of total net sales, and were derived from the Company's former European distributor and resellers in Canada, Europe and southeastern Asia. During Nine Months 98, the Company's non-U.S. net sales aggregated approximately 11.3% of total net sales, and were derived from resellers in Malaysia, India, Canada and Mexico, 79% of which were PC-based product sales and 21% of which were TV-based product sales. A reduction in the volume of non-U.S. trade or any material restrictions on such trade could have a material adverse impact on the Company's revenues from its PC-based video conferencing products. The Company sells to its Canadian reseller on credit terms and usually makes its other foreign sales on a prepaid basis due to the difficulty in collecting foreign accounts receivable; and any change in such policy which may be occasioned by the potential of larger orders from one or more foreign customers could expose the Company to increased credit risks. Foreign sales are denominated in U.S. dollars and the Company does not incur any foreign currency risks; however, fluctuations in currency exchange rates could cause the Company's products to become relatively more expensive to foreign customers, which could result in a reduction in foreign sales or profitability of foreign sales.

         DEPENDENCE ON THIRD PARTY MANUFACTURERS AND SUPPLIERS. The Company relies on a variety of small and large manufacturers that supply a wide variety of off-the-shelf semiconductor integrated circuit chips and specialized electronic components, several of which manufacturers are the sole source of supply. The Company also relies on third party manufacturers and assemblers to manufacture and/or assemble certain components and sub-assemblies for the Company's products that are built to the Company's specifications and which require fabrication equipment the Company does not presently possess. Further, the Company relies on third party manufacturers for specialized sub-assemblies, including the charged coupled device color camera presently used by the Company which, although not built to Company specifications, are manufactured outside of the United States and are inventoried by the manufacturers in limited quantities. While the Company believes that all these components could be obtained elsewhere if needed and that the Company's products could be redesigned to use alternative components, no assurance can be given that other sources of supply would be available without significant delay or increased cost, and the use of alternative available components could require re-engineering by the Company of portions of its products, which could impose additional cost and significant delay on the Company. In addition, the Company's reliance on third parties to manufacture and sub-assemble certain components involve significant risks, including reduced control over delivery schedules, the inability to ship product under "just-in-time" arrangements and quality assurance. Furthermore, certain of the Company's manufacturers, sub-assemblers and suppliers, including suppliers of components made outside the United States, may require the Company to make firm scheduling and delivery commitments and deliver secure financing arrangements, such as letters of credit, as a condition to fulfillment of their contractual obligations to the Company. Failure to obtain an adequate supply of components and required sub-assembler services on a timely basis would have a material adverse effect on the Company. As a result, the Company anticipates that, if it is successful in the commercialization of its products, so that larger quantities of its products can be sold, the Company will become even more dependent on a timely supply of purchased inventory, and will be required to devote significant capital to inventory. The Company currently does not have the significant financial resources necessary to fully fund such level of commercialization.

         RAPID TECHNOLOGICAL CHANGES. The technology underlying video conferencing products is subject to rapid change, including potential introduction of new products and technologies which may have a material adverse impact on the Company's products. The Company needs to maintain an on-going research, development and engineering program and its success, if any, will depend in part on its ability to respond quickly to technological advances by developing and introducing new products or features. There can be no assurance that the Company will have the financial ability to maintain an appropriate on-going research, development and engineering program and, if it has such ability, whether the Company will be able to foresee and respond to technological advances in a timely manner, if at all. In addition, even though the open architecture of the Company's products allow components to be replaced as new technologies develop, there can be no assurance that the development of technologies and products by competitors will not render the Company's products non-competitive or obsolete.

         MANAGEMENT OF GROWTH. The addition, in 1997, of the Company's TV-based video phone product has placed a significant strain on the Company's limited personnel, management and other resources. The Company's ability to manage any future growth effectively will require it to continue to attract, train, motivate and manage its employees successfully and to continue to improve its operational, financial and management systems. The Company's failure to effectively manage its growth could have a material adverse effect on the Company's business and operating results.

         LIMITED PROTECTION OF INTELLECTUAL PROPERTY RIGHTS. The Company has four United States patents (one of which is a design patent) and has pending five United States patent applications and one foreign patent application, all of which relate to technology incorporated in its video conferencing products and the design of various related components. Patents and patent applications involve complex legal and factual issues. Moreover, the technology applicable to the Company's products is developing rapidly. A number of companies have filed applications for, or have been issued, patents relating to products or technology that are similar to some of the products or technology being developed or used by the Company. The scope and validity of these patents, the extent to which the Company may be required to obtain licenses thereunder or under other proprietary rights and the cost and availability of licenses, are unknown. There can be no assurance that the Company's patent applications will result in patents being issued or that, if issued, the patents will afford protection against competitors developing similar or related technologies. Although the earliest patent owned by the Company was granted in 1995, and patents generally have a seventeen year life, due to rapidly developing technology, the Company contemplates that alternative technological solutions will be devised to accomplish the purposes of its patents substantially before the Company's patents expire, but that such patents may offer short-term protection from third parties. There can be no assurance that other parties have not applied for, or will not obtain, patents under which the Company would need to be granted a license or around which the Company would be forced to redesign its products. The Company seeks to protect its intellectual property rights through a combination of trade secret, nondisclosure and other contractual arrangements, and patent, copyright and trademark laws. The Company generally enters into confidentiality agreements with its employees, consultants, sales representatives and certain potential customers and limits access to and distribution of its proprietary information. However, there can be no assurance that these actions will be adequate to deter misappropriation of the Company's proprietary information, that the Company will be able to detect unauthorized use of its intellectual property rights, or that the Company can afford the high cost required to enforce, through litigation, its intellectual property rights. Moreover, any such litigation could result in substantial diversion of managerial time and resources, which could be better and more fruitfully utilized on other activities. Furthermore, there can be no assurance that a claim that the Company's services and products infringe on the intellectual property rights of others will not be asserted successfully against the Company in the future.

         COMPLIANCE WITH FCC REGULATIONS. The Company's products must comply with certain requirements and specifications set forth in regulations adopted by the FCC regulating electromagnetic radiation and the connection of terminal equipment to the public switched telephone network. These regulations, among other things, require that the Company's products be in compliance with such regulations as a prerequisite to marketing them. Although the Company's products are currently in compliance with such regulations, if the Company redesigns or otherwise modifies its products, or if current regulations or industry standards are revised, there can be no assurance as to when, if ever, the Company's redesigned or modified products will be in compliance with applicable governmental regulations and evolving industry standards. In addition, the Company must comply with certain similar requirements of various foreign government agencies to effect its foreign sales. The Company's foreign distributors, as part of the Company's distribution agreements, are responsible for ensuring compliance with, and obtaining any necessary permits from, such foreign government agencies.

         CONTROL BY EXISTING PRINCIPAL SHAREHOLDERS. The Company's two principal executive officers, Daniel Flohr and Tina Jacobs, beneficially own, as of January 30, 1998, an aggregate of 1,110,745 shares (approximately 21%) of the currently outstanding Common Stock. As a result of such holdings, such persons have had, and may continue to have, the ability to determine the election of all of the Company's directors, direct the policies of the Company and control the outcome of substantially all matters which may be put to a vote of the Company's shareholders.

         POSSIBLE INABILITY TO CONTINUE TO USE C-PHONE NAME. In 1995, the U.S. Patent and Trademark Office (the "PTO") registered the "C-Phone" trademark to the Company. In 1996, in order to more closely identify the Company with its products, all of which utilize the C-Phone name, and in an attempt to eliminate confusion among investors, the Company changed its name to C-Phone Corporation. In August 1996, the Company was advised by the PTO that a former registered owner of the C-Phone trademark (which the PTO canceled in 1993 for failure to submit a required affidavit), had filed a petition to cancel the Company's registration, alleging that the PTO canceled the prior registration "inadvertently". The former owner had used, and continues to use, the C-Phone name for marine telephone products, and may have certain "common law" rights to continued use of the name. A proceeding with respect to the matter is pending before the PTO's Trademark Trial and Appeal Board, who will determine whether the conflicting use by the Company is so confusingly similar that a registration should not have been granted to the Company. Discussions to resolve the matter by a mutual co-existence agreement have been initiated; however, there can be no assurance that such discussions will result in a successful resolution. If the matter is not resolved between the parties and the Company is not successful in the current PTO proceedings, the Company may need to change the identifying name on its products, may determine that it is appropriate to change its corporate name and may be subject to damages if it could be shown that the Company had infringed the former owner's common law rights. Any change in the use by the Company of the C-Phone name would result in a loss of good will and identification which the Company has been promoting since 1993, and could have a temporary adverse impact on the Company's marketing plans.

         POTENTIAL REDEMPTION RIGHTS OF HOLDERS OF PREFERRED SHARES. The Preferred Shares are subject to redemption at the option of the holders under certain circumstances, including, among other things, if at any time the aggregate number of shares of Common Stock then issued upon conversion of the Preferred Shares would exceed 1,068,500 shares, unless prior thereto the Company has obtained approval from its shareholders to issue additional shares. See "Selling Shareholders." Such approval is intended to be sought at the next meeting of shareholders of the Company, from the holders of a majority of the total shares present and voting on the matter. While the two principal shareholders of the Company currently beneficially own approximately 21% of the outstanding Common Stock, there can be no assurance that any proposal submitted to shareholders to approve the issuance of additional shares will be approved on a timely basis, if at all. If such proposal is not adopted on a timely basis and, as a result thereof, the holders of the Preferred Shares exercise their rights of redemption, the Company may not have the financial ability to redeem such Preferred Shares; and even if the Company has the financial ability to redeem such Preferred Shares, such payment could materially adversely affect the Company's financial condition and deplete its cash resources.

         POTENTIAL FOR ISSUANCE OF SIGNIFICANT SHARES OF COMMON STOCK. While this Prospectus covers the resale of up to 2,240,00 shares of Common Stock, including 1,605,000 shares of Common Stock issuable upon conversion of the Preferred Shares, the terms of conversion of the Preferred Shares are based upon a formula, which does not limit the maximum number of shares of Common Stock issuable upon conversion thereof. In the event that the weighted average closing bid price of the Common Stock, in effect from time to time in determining the number of shares issuable upon conversion of the Preferred Shares, is below $3.30 per share, the Company would be required to register additional shares of Common Stock for issuance upon conversion of the Preferred Shares. See "Selling Shareholders." On January 30, 1998, the closing bid price for the Common Stock was $4-7/8 and the lowest closing bid price between the date of issuance of the Preferred Shares (December 19, 1997) and January 30, 1998 was $4 5/16. As a result, the maximum number of shares of Common Stock that the Company would have been required to issue, if all the Preferred Shares had been converted on or before January 30, 1998, based on a closing bid price of $4 5/16 on January 28, 1998, would have been approximately 1,230,000 shares. In connection with the December Placement, the Company also issued One-Year Warrants to purchase 500,000 shares of Common Stock, with an exercise price of $8.05 per share, and Three-Year Warrants to purchase 135,000 shares of Common Stock, with an exercise price of $9.10 per share. See "Selling Shareholders." In addition to the warrants issued in the December Placement, there are also outstanding warrants, expiring February 28, 1998, to purchase 150,000 shares of Common Stock at an exercise price of $9.60 per share and warrants, expiring August 18, 1999, to purchase 200,000 shares of Common Stock at an exercise price of $8.40 per share.

         POTENTIAL ADVERSE IMPACT ON MARKET PRICE OF COMMON STOCK AND EARNINGS PER SHARE. The sale by the Selling Shareholders of the Common Stock being offered hereby will significantly increase the "public float" for the Common Stock, which in turn could depress the market price of the Common Stock. Moreover, the prospects of such sales could have an adverse effect on the market price for the Common Stock. The issuance of the Common Stock upon conversion of the Preferred Shares or upon exercise of the Warrants will significantly increase the number of shares of Common Stock outstanding which will dilute primary earnings per share, if the Company achieves profitability, of which there can be no assurance.

         As of January 30, 1998, the Company had an aggregate of 5,342,568 shares of Common Stock issued and outstanding, of which 4,209,823 shares were held by non-affiliates and are freely tradeable in the public market without restriction under the Securities Act. The remaining 1,132,745 shares were held by affiliates of the Company and are considered "restricted securities" subject to the resale limitations of Rule 144 under the Securities Act. The prospect of the ability to publicly resell the shares of Common Stock not currently trading in the public market may adversely affect prevailing market prices for the Common Stock.

         DIVIDEND POLICY. The Company has never paid any dividends and, for the foreseeable future, the Company expects to retain earnings, if any, to finance the expansion and development of its business. Any future payment of dividends will be within the discretion of the Company's Board of Directors, which may be deemed to be controlled by the Company's principal shareholders, and will depend, among other factors, on the earnings, capital requirements and the operating and financial condition of the Company.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the Shares of Common Stock covered by this Prospectus. See "Plan of Distribution."

         In order to sell 635,000 of the shares of Common Stock (consisting of shares issuable upon exercise of the Warrants) covered by this Prospectus, the Selling Shareholders must exercise the Warrants to obtain such Shares. Upon exercise of the Warrants, the Company will receive proceeds from the exercise of the Warrants, which, if all Warrants are exercised, will aggregate $5,253,500. See "Plan of Distribution." The net proceeds from such exercise will be used by the Company for working capital, including for the marketing of the Company's TV-based video phone and funding anticipated increases in inventories and receivables related to the Company's TV-based video phone.

                              SELLING SHAREHOLDERS

         The Company issued to the investors (the "Investors") in the December Placement an aggregate of (a) 4,500 Preferred Shares, with an initial stated value of $1,000 per share (which increases at the rate of 5% per annum, such amount, as increased from time to time, the "Stated Value"), (b) One-Year Warrants to acquire up to an aggregate of 315,000 shares of Common Stock, and
(c) Three-Year Warrants to acquire up to an aggregate of 135,000 shares of Common Stock.

         Each Preferred Share is convertible, from time to time in whole or in part at the option of the holder, into such number of shares of Common Stock as is determined by dividing the Stated Value by the lesser of (a) $7.3575, and (b) 85% of the average of the closing bid price during such three consecutive trading day period as may be selected by the holder from the 25 trading day period preceding the date of conversion. The Preferred Shares cease to be convertible (the "19.99% Limitation") if, at any time the aggregate number of shares of Common Stock then issued upon conversion of the Preferred Shares would equal 1,068,500 shares of Common Stock (the remaining shares of Common Stock then issuable upon conversion of the Preferred Shares being the "Excess Shares"), unless, in accordance with the rules of the Nasdaq National Market ("Nasdaq") (on which the Common Stock is traded), the Company has obtained approval for the issuance of the Excess Shares by its shareholders, acting at a meeting thereof by a majority of the total votes cast on such proposal by the holders of the then outstanding Common Stock (not including any shares of Common Stock held by present or former holders of the Preferred Shares that were issued upon conversion of the Preferred Shares), or it has otherwise obtained permission from Nasdaq to allow such issuances. Any outstanding Preferred Shares on December 19, 1999 automatically will be converted into shares of Common Stock at the conversion price then in effect.

         Pursuant to certain registration rights granted to the Investors, the Company has agreed to initially include in the registration statement (the "Registration Statement"), of which this Prospectus is a part, such number of shares of Common Stock as equals the sum of (a) 30% of the number of outstanding shares of Common Stock as of the close of business on the third business day immediately preceding the date of filing of the Registration Statement plus, (b) the number of shares of Common Stock issuable upon exercise of the Warrants issued to the Investors, and thereafter, if the Registration Statement is insufficient to cover all of the shares of Common Stock issuable upon conversion of the Preferred Shares (based upon the market price of the Common Stock and other relevant factors), register such additional number of shares of Common Stock as may be required. The Company has agreed to maintain effectiveness of the Registration Statement until the earlier of (a) the date on which all the securities to which the Registration Statement relates have been sold or may be sold without registration pursuant to Rule 144(k) under the Securities Act and (b) December 19, 2001.

         The Preferred Shares are subject to redemption at the option of its holder if, among other things, (a) the Company fails to obtain effectiveness of the Registration Statement by June 17, 1998 or if, after the Registration Statement becomes effective, such effectiveness lapses for more than 30 consecutive days or more than 60 days in any 12 month period, (b) the Company fails to maintain the listing of the Common Stock on the Nasdaq National Market or another principal securities exchange or automated quotation system and such failure continues for more that 30 days, or (c) the Preferred Shares cease to be convertible as a result of the 19.99% Limitation and the Company has not, prior thereto, or within 75 days after notice from holders of two-thirds of the Preferred Shares then outstanding, obtained approval to issue additional shares of Common Stock.

         In connection with the December Placement, in addition to other consideration paid to the finder, the Company issued to Share Management Inc., an affiliate of the finder, One-Year Warrants to acquire an aggregate of 185,000 shares of Common Stock. The Company has agreed to include in the Registration Statement the shares of Common Stock issuable upon exercise of such One-Year Warrants.

         The following table sets forth certain information relating to the security ownership of the Selling Shareholders as of January 30, 1998 and as adjusted to reflect the sale of the Common Stock in the offering covered by this Prospectus. Except as set forth above, none of the Selling Shareholders has had a material relationship with the Company or any of its predecessors or affiliates within the past three years.


                                                                                 SHARES OF COMMON
                                    SHARES OF COMMON                               STOCK TO BE
                                   STOCK BENEFICIALLY                           BENEFICIALLY OWNED
                                     OWNED PRIOR TO       SHARES OF COMMON          AFTER THE
NAME OF SELLING SHAREHOLDER         THE OFFERING (1)    STOCK TO BE SOLD (7)       OFFERING (7)
----------------------------       ------------------   ---------------------     -------------
RBB Bank Aktiengesellschaft            685,000(2)              685,000                   0
Excalibur Limited Partnership          274,000(3)              274,000                   0
Mark Shoom                             182,667(4)              182,667                   0
Sovereign Partners, L.P.               913,333(5)              913,333                   0
Share Management, Inc.                 185,000(6)              185,000                   0

----------------

         (1) The number of shares of Common Stock issuable to each Selling Shareholder upon conversion of Preferred Shares is based upon the number of shares registered hereby and assumes a weighted average closing bid price of the Common Stock (on which the conversions are based) of $3.30 per share. The actual closing bid price, which was $4 7/8 on January 30, 1998, may be significantly higher or lower at the time of conversion. See "Risk Factors Potential for Issuance of Significant Shares of Common Stock."

         (2) Consists of (a) 535,000 shares of Common Stock issuable to such Selling Shareholder upon conversion of 1,500 Preferred Shares, (b) 105,000 shares of Common Stock issuable to such Selling Shareholder upon exercise of One-Year Warrants, and (c) 45,000 shares of Common Stock issuable to such Selling Shareholder upon exercise of Three-Year Warrants. Such Selling Shareholder holds the Preferred Shares and Warrants as agent for 31 non-affiliated, accredited investors, whose identities are not disclosable pursuant to Austrian bank secrecy laws. Such Selling Shareholder does not possess voting control or dispositive power over the securities held by such investors.

         (3) Consists of (a) 214,000 shares of Common Stock issuable to such Selling Shareholder upon conversion of 600 Preferred Shares, (b) 42,000 shares of Common Stock issuable to such Selling Shareholder upon exercise of One-Year Warrants, and (c) 18,000 shares of Common Stock issuable to such Selling Shareholder upon exercise of Three-Year Warrants.

         (4) Consists of (a) 142,667 shares of Common Stock issuable to such Selling Shareholder upon conversion of 400 Preferred Shares, (b) 28,000 shares of Common Stock issuable to such Selling Shareholder upon exercise of One-Year Warrants, and (c) 12,000 shares of Common Stock issuable to such Selling Shareholder upon exercise of Three-Year Warrants. All such shares are held by in trust for the benefit of such Selling Shareholder.

         (5) Consists of (a) 713,333 shares of Common Stock issuable to such Selling Shareholder upon conversion of 2,000 Preferred Shares, (b) 140,000 shares of Common Stock issuable to such Selling Shareholder upon exercise of One-Year Warrants, and (c) 60,000 shares of Common Stock issuable to such Selling Shareholder upon exercise of Three-Year Warrants.

         (6) Consists of 185,000 shares of Common Stock issuable to such Selling Shareholder upon exercise of One-Year Warrants.

         (7) Assumes the sale of all Shares registered hereby.


                              PLAN OF DISTRIBUTION

         The Company is registering the Shares on behalf of the Selling Shareholders. The Company will not receive any proceeds from any sales of the Shares, but will receive proceeds of approximately $5,253,500 from the exercise of the Warrants, if all of the Warrants are exercised, which proceeds will be used for general working capital purposes. See "Use of Proceeds." All costs, expenses and fees in connection with the registration of the Shares offered hereby will be borne by the Company. Commissions, discounts and other fees payable to brokers or dealers, if any, attributable to the sale of Shares will be borne by the Selling Shareholders.

         The decision to exercise the Warrants is within the sole discretion of the Selling Shareholders. There can be no assurance that any of the Warrants will be exercised.

         The decision to offer and sell the Shares, and the timing and amount of any offers or sales that are made, is and will be within the sole discretion of the Selling Shareholders. Sales of the Shares may be effected from time to time in transactions (which may include block transactions) on the Nasdaq National Market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Shareholders have advised the Company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of any of their Shares. The Selling Shareholders may effect such transactions by selling their Shares directly to purchasers or to, or through, broker-dealers which broker-dealers may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of such Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Shareholders and any broker-dealers that act in connection with the sale of such Shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the shares of such Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act. Liabilities under the federal securities laws cannot be waived.

         Because the Selling Shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Shareholders will be subject to prospectus delivery requirements under the Securities Act.

         The Selling Shareholders, any selling broker or dealer and any "affiliated purchasers" may be subject to Regulation M under the Exchange Act ("Regulation M"). Regulation M, with certain exceptions, prohibits any such person from bidding for or purchasing any security which is the subject of a distribution until the participation of such person in that distribution is completed. In addition, Regulation M prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the Common Stock in connection with this offering.

         Accordingly, unless granted an exemption by the Commission from Regulation M or unless otherwise permitted under Regulation M, the Selling Shareholders will not be permitted to engage in any stabilization activity in connection with the Company's securities, and will not be permitted to bid for or purchase any securities of the Company or to attempt to induce any person to purchase any of the Company's securities other than as permitted under the Exchange Act. Selling Shareholders, who may be "affiliated purchasers" as defined in Regulation M, have been advised that they must coordinate their sales with each other for purposes of Regulation M.

         The Selling Shareholders may be entitled under agreements entered into with the Company to indemnification against liabilities under the Securities Act, the Exchange Act or otherwise.

                                  LEGAL MATTERS

         Certain legal matters with respect to the validity of the Common Stock offered hereby have been passed upon for the Company by Warshaw Burstein Cohen Schlesinger & Kuh, LLP. As of the date of this Prospectus, certain partners of such firm beneficially own an aggregate of 12,105 shares of Common Stock.

                                     EXPERTS

         The balance sheets of the Company as of February 28, 1997 and February 29, 1996 and the related statements of operations, shareholders' equity and cash flows for each of the three years in the period ended February 28, 1997, incorporated by reference in this Prospectus on Form S-3, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

================================================================================


NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                 --------------


                                TABLE OF CONTENTS

                                                                     PAGE
                                                                     ----

Available Information ..............................................    2
Incorporation of Certain
 Documents by Reference ............................................    2
The Company ........................................................    3
Risk Factors .......................................................    4
Use of Proceeds ....................................................   12
Selling Shareholders ...............................................   12
Plan of Distribution ...............................................   14
Legal Matters ......................................................   15
Experts ............................................................   15


================================================================================

================================================================================



                                2,240,000 Shares



                               C-PHONE CORPORATION


                                  Common Stock

                               -------------------

                                   PROSPECTUS

                               -------------------


                                  _______, 1998


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following is an itemized statement of the estimated amounts of all expenses payable by the Company in connection with the registration of the
Shares:

SEC registration fee ................................................... $ 3,036
Legal fees and expenses ................................................  17,000
Accounting fees and expenses ...........................................   8,000
Miscellaneous expenses .................................................  11,964
                                                                         -------
         Total ......................................................... $40,000
                                                                         =======


ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         As permitted by Section 722 of the New York Business Corporation Law (the "BCL"), Article SIXTH of the Company's Restated Certificate of Incorporation provides that "To the fullest extent now or hereafter provided for or permitted by law, the Corporation shall indemnify the directors and officers of the Corporation and, in connection therewith, advance expenses with respect thereto. The rights to indemnification and advancement of expenses granted hereby shall not limit or exclude, but shall be in addition to, any other rights which may be granted by or pursuant to any by-law, resolution or agreement permitted by law; shall be deemed to constitute a contractual obligation of the Corporation to any director or officer of the Corporation who serves in such a capacity at any time while such rights are in effect; shall continue to exist after the repeal or modification hereof, to the extent permitted by law, with respect to events occurring prior thereto; and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the estate, spouse, heirs, executors, administrators or assigns of such person."

         In addition, Section 8.01 of the Company's By-Laws provides that "The Corporation shall, to the fullest extent now or hereafter permitted by the New York Business Corporation Law, indemnify any Director or officer who is or was made, or threatened to be made, a party to an action, suit or proceeding including, without limitation, an action by or in the right of the Corporation to procure a judgment in its favor, whether civil or criminal, whether involving any actual or alleged breach of duty, neglect or error, any accountability, or any actual or alleged misstatement, misleading statement or other act or omission and whether brought or threatened in any court or administrative or legislative body or agency, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any Director or officer of the Corporation is serving or served in any capacity at the request of the Corporation, by reason of the fact that he, his testator or intestate, is or was a Director or officer of the Corporation, or is serving or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement, and costs, charges and expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense of such action, suit or proceeding or any appeal therein; provided, however, that no indemnification shall be provided to any such Director or officer if a judgment or other final adjudication adverse to the Director or officer establishes that (i) his acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled. Such right of indemnification shall not be deemed exclusive of any other rights to which such Director or officer may be entitled apart from the foregoing provisions. The foregoing provisions of this Section 8.1 shall be deemed to be a contract between the Corporation and each Director and officer who serves in such capacity at any time while this Article 8 and the relevant provisions of the New York Business Corporation Law and other applicable law, if any, are in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts."

         The BCL, among other things, permits the Company to indemnify any person who was or is a party to any action by reason of the fact that such person is or was or has agreed to become a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability incurred by him or her in connection with such action, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in, or not opposed to, the best interest of the Company and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

         As permitted by Section 402(b) of the BCL, Article SEVENTH of the Company's Restated Certificate of Incorporation provides that "To the fullest extent now or hereafter provided for or permitted by law, directors of the Corporation shall not be liable to the Corporation or its shareholders for damages for any breach of duty in their capacity as directors. Any repeal or modification hereof shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification." Section 402(b) of the BCL permits a corporation to eliminate or limit the personal liability of its directors to its shareholders and the corporation for damages for any breach of duty in such capacity.

         The BCL, among other things, provides that the foregoing provisions of the Company's Restated Certificate of Incorporation and By-Laws do not limit the liability of any director if a judgment or other final adjudication adverse to him or her establishes that his or her acts were in bad faith or involved intentional misconduct or a knowing violation of law or he or she gained in fact a financial profit or other advantage to which he or she was not legally entitled or that his or her acts violated the BCL.

         The Company also has obtained directors and officers liability insurance which covers the expenses incurred (subject to a deductible amount) in defending against a claim for breach of duty of a director or officer to the extent that such claim is also subject to a right of indemnification.

ITEM 16.   EXHIBITS.

Exhibit No.       Description
-----------       -----------

5        -        Opinion of Warshaw Burstein Cohen Schlesinger & Kuh, LLP.

23.1     -        Consent of Coopers & Lybrand L.L.P.

23.2     -        Consent of  Warshaw  Burstein  Cohen  Schlesinger  & Kuh,  LLP
                  (included in their opinion filed as Exhibit 5).

24       -        Power of Attorney. (included on page II-4)

ITEM 17.   UNDERTAKINGS.

         The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The Company undertakes that it will:

                  (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                           (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

                           (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.

                           Notwithstanding   the  foregoing,   any  increase  or
                  decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                           (iii) Include  any  additional  or  changed  material
                  information on the plan of distribution.

                  provided, however, that the Company does not need to give the statements in paragraph (a)(1)(i) and (a)(1)(ii) if the information required in a post-effective amendment is incorporated by reference from periodic reports filed by the Company under the Exchange Act.

                  (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                  (3)  File  a   post-effective   amendment   to   remove   from
         registration any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of North Carolina, on February 12, 1998.

                                          C-PHONE CORPORATION


                                          By: /s/ Daniel P. Flohr
                                             -----------------------------------
                                                  Daniel P. Flohr, President
                                                  (Chief Executive Officer)


         Each person whose signature appears below constitutes and appoints Daniel P. Flohr, Tina L. Jacobs and Paul H. Albritton and each of them, his or her true and lawful attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, hereby ratifying and confirming all that said attorneys-in-fact or substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Dated:

February 12, 1998                        /s/ Daniel P. Flohr
                                         ---------------------------------------
                                             Daniel P. Flohr
                                             President, Chief Executive Officer
                                             and Director
                                             (Principal Executive Officer)

February 12, 1998                        /s/ Tina L. Jacobs
                                         ---------------------------------------
                                             Tina L. Jacobs
                                             Director

February 12, 1998                        /s/ Seymour L. Gartenberg
                                         ---------------------------------------
                                             Seymour L. Gartenberg
                                             Director

February 12, 1998                        /s/ E. Henry Mize
                                         ---------------------------------------
                                             E. Henry Mize
                                             Director

February 12, 1998                        /s/ Donald S. McCoy
                                         ---------------------------------------
                                             Donald S. McCoy
                                             Director

February 12, 1998                        /s/ Stuart E. Ross
                                         ---------------------------------------
                                             Stuart E. Ross
                                             Director

February 12, 1998                        /s/ Paul H. Albritton
                                         ---------------------------------------
                                             Paul H. Albritton
                                             Vice President and Chief Financial
                                             Officer (Principal Financial
                                             and Accounting Officer)